Exhibit 99.1

Operator:  Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Sunstone Hotel Investors Fourth Quarter 2019 Earnings Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time. I would like to remind everyone that this conference is being recorded today, February 19, 2020 at 12:00 p.m. Eastern Time.  I'll now turn the presentation over to Aaron Reyes, Vice President of Corporate Finance and Treasurer. Please go ahead, sir.

Aaron Reyes:  Thank you, Derek, and good morning everyone.  By now, you should have all received a copy of our fourth quarter earnings release and supplemental, which were made available yesterday.  If you do not yet have a copy, you can access them on our website.  Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider these factors in evaluating our forward-looking statements.  We also note that this call may contain non-GAAP financial information, including adjusted EBITDA, adjusted FFO and hotel adjusted EBITDA margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles. With us on the call today are John Arabia, President and Chief Executive Officer; and Bryan Giglia, Chief Financial Officer. After our remarks, we will be available to answer your questions.

With that, I would like to turn the call over to John. Please go ahead.

John Arabia:  Thank you, Aaron. Good morning everybody and thank you for joining us today. We'll begin today's call with a review of a successful 2019, including the better-than-expected fourth quarter and full year operating results and earnings, which benefited from continued investments in our portfolio.  Next, I'll provide our thoughts on the 2020 operating environment and discuss our approach to capital allocation.  Afterwards, Bryan will provide an update on our fortress balance sheet and review the specifics of our initial 2020 guidance.

Let's begin with a recap of last year. In 2019, we continued to see the long-term benefits from the investments made within our portfolio over the last few years. Some of these investments, including the renovation of Boston Park Plaza and Hyatt San Francisco, resulted in meaningful RevPAR index gains and profitability increases over the last few years, yet, we believe that these properties, in general, have reached stabilization.  However, we expect to continue to benefit from other investments including from the continued RevPAR index gains in Wailea as the hotel continues to benefit from a multi-year ramp up, from the new ballroom at the Renaissance Orlando which is attracting higher quality and larger groups, from the 17 keys added at the Hyatt San Francisco late last year and from the rooms renovations completed at the Hilton San Diego Bayfront early in the year.  Renaissance Orlando is a great example of making strategic long-term investments translates into value creation and future earnings growth. In January 2019, just over a year ago, we opened a new 46,000 square foot state-of-the-art meeting space, which has not only generated great customer feedback, but has also helped the hotel produce the highest number of group room nights booked at the hotel in a single year.  Moving on to smaller yet equally important projects.  We invested over $9 million into a variety of environmental projects during 2019, including, retrofitting additional lighting systems, installing low-flow plumbing fixtures and bulk amenity dispensers, as well as upgrading several building systems in order to reduce overall energy consumption.  These important projects not only reduce the environmental impact on our portfolio, but in several cases, also result in attractive economic returns. We will continue to make these important ESG investments as we focus on ways to use more renewable energy, reduce our usage of single use items such as plastic containers, straws and trash bags and to increasingly incorporate more reclaimed and recycled materials into our renovations.

In addition to capital investments, we continued our ongoing initiatives to recycle capital and to concentrate our portfolio into Long-Term Relevant Real Estate. Late last year, we disposed of the leasehold interest in the Courtyard LAX for $50 million. The sales price equates to an estimated 5.8% cap rate on our full year 2019 forecasted NOI, which is roughly 200 basis points lower than the implied cap rate on the remaining portfolio as calculated by our recent share price and our 2020 guidance.  That is, we sold one of the lowest quality hotels, and one subject to a ground lease, at a price well in excess that implied by our current share valuation. This sale further consolidates our portfolio into Long-Term Relevant Real Estate and reduces our ground lease exposure.  While RevPAR comparisons don't always tell the full picture, it's worthwhile to note that the hotel's 2019 RevPAR and EBITDA per key was approximately 21% lower and 37% lower, respectively, than was the case for the remainder of our portfolio.  Additionally, the sale of one of our last ground-leased assets reduced our total at-share hotel EBITDA subject to ground or air rights to approximately 15%, down from over 50% several years ago. With only three leased hotels remaining in the portfolio, we are very pleased with our success in reducing our leasehold exposure to one of the lowest levels amongst the hotel REITs.

Now, let's talk a little bit about recent operating results. Despite a challenging operating backdrop, we were pleased that our results came in at the high-end or exceeded our guidance for the fourth quarter and full year. Fourth quarter comparable portfolio RevPAR increased 80 basis points over the prior year and comparable portfolio total revenues increased 2.1%, bringing our full year RevPAR and total revenue growth to 1.9% and 2.9%, respectively.  Consistent with our commentary in prior quarters, we continue to see room revenue growth, driven primarily by transient segments. During 2019, transient room revenue grew approximately 3%, while group revenue was roughly flat.  Overall, our fourth quarter room revenue exceeded our expectations and contributed to a full year RevPAR growth at the high end of our guidance.  In addition to stronger performance in the rooms department, total comparable portfolio revenue benefited from a 2.6% increase in food and beverage revenues and a 14% increase in ancillary property level revenues during the quarter.  While hotel revenues were stronger than anticipated, hotel profits were negatively impacted by ongoing cost pressures, specifically in wages and benefits, property insurance and property taxes. Nevertheless, comparable hotel level EBITDA exceeded our expectations for the fourth quarter and resulted in full year adjusted EBITDA and adjusted FFO per diluted share that exceeded the high end of our most recent guidance.

So, let's talk a bit about some of the positives and negative operating trends from the prior year. Full year 2019 results benefited from continued outsized growth in Wailea and from the contribution of our 2018 capital investments, specifically the renovations at JW New Orleans and Marriott Boston Long Wharf, as well as the meeting space additions at Renaissance Orlando that I discussed earlier.  In addition, we saw better-than-expected market growth in Washington, DC, and while the San Francisco market fell short of the very lofty expectations that were in place at the beginning of the year, the city still posted solid RevPAR growth in 2019.  Offsetting these areas of strength was general market weakness in Chicago, Portland, La Jolla, and New York City and disruption from the renovation work we had in process at the Hilton San Diego Bayfront and Renaissance Baltimore earlier in the year.  More recently, operating trends in the fourth quarter were generally better than anticipated, particularly in December, and were more encouraging than those witnessed in the third quarter. Several markets exceeded our expectations, including Wailea, Long Beach, Chicago and San Francisco. Transient business, in particular, performed better in the fourth quarter with higher than anticipated room rate growth, stronger food and beverage outlets sales, and higher ancillary revenues.  Offsetting some of the fourth quarter strength was weakness in Key West, Time Square and San Diego.  While our fourth quarter labor productivity improved, we were still negatively impacted by a 2.4% increase in hourly wage rates.  Higher costs from property insurance and loyalty program expenses also constrained profitability and contributed to a 110-basis point reduction in margins and a 1.4% decline in comparable portfolio EBITDA in the fourth quarter, despite a 2.1% increase in comparable portfolio revenues.

Now, let's turn our attention to our outlook for 2020. Our baseline assumption for this year is that the operating environment will be similar to that witnessed in 2019, including tepid RevPAR and total hotel revenue growth. We anticipate that the majority of our markets will experience limited RevPAR growth in 2020. San Francisco is expected to have solid levels of demand in 2020 by historical standards, but the year-over-year comparison is expected to be challenging given its strong performance in 2019.  In addition, we expect headwinds to persist in New York as the market deals with another year of elevated new supply. That said, we anticipate healthy growth in Key West, and in those markets with strong citywide calendars, including Boston, Chicago, and Washington DC. In addition, our recently completed renovations at the Renaissance Baltimore and Hilton San Diego Bayfront should result in RevPAR growth in excess of market levels.  Finally, we expect Wailea Beach Resort to once again be one of our strongest performers in 2020 as the hotel continues to gain share and further

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surpass our expectations. While RevPAR growth is expected to remain roughly flat, we expect to see a continuation of elevated cost pressures, primarily in wages and benefits, property taxes and insurance.  Collectively, these three line items make up just over half of our total hotel level operating costs.  Additionally, we are engaged a dispute related to the scheduled ground rent increase at the Hilton Times Square that may not be resolved until later in the year.  During this dispute and appeal period, we will record the higher rent expense and will receive a refund, if we are successful with our appeal.

From a capital perspective, our renovation work is fairly limited in 2020 and should result in less disruption compared to prior years. Our primary project this year is the full repositioning of the Marriott Portland, which is currently underway and going exceptionally well.  The work includes the renovation of all 249 guest rooms, bathrooms, the addition of nine new guest rooms and the complete redesign of all public spaces, meeting areas and food and beverage outlets. The renovation is intended to better position the hotel to compete with many of the independent lifestyle hotels in the Portland market.  We expect to incur $2 million of total revenue displacement in the first half of 2020 in connection with this project.

As we move into 2020, current year group pace for the portfolio is up over 4% and we have 81% of our group rooms already on the books, which is the highest crossover level that we've had in the last several years.  Our guidance for the first quarter and full year takes into consideration roughly $1 million of lost revenue related to already identified group cancellations and attritions in San Francisco, San Diego and Washington DC, attributed to the coronavirus. We expect to mitigate some of this revenue loss through cancellation fees and additional transient bookings, so the net impact is expected to be less than $1 million mentioned.  However, it is important to note that our 2020 expectations and earnings guidance do not include any additional impact from the coronavirus, which, if were to have a negative impact on global economic growth and travel, could materially impact our business, our earnings and our outlook for 2020.  It is simply too early to accurately assess the impact on our hotels or what it can mean for RevPAR growth, margins and profitability for our portfolio.

So, let's talk a bit about the current investment environment.  As we've discussed on prior calls, we continue to struggle with the current pricing expectations on Long-Term Relevant Real Estate. During 2019, we actively underwrote several billion dollars of single assets and portfolio transactions.  We bid on several of these potential investments, but in the end, we were not willing to pay the prices needed to compete for an acquisition.  Pricing expectations for high quality assets that fit our strategy remain elevated and translate into cap rates, after property tax resets, below 5% in most cases, and in many cases, cap rates in the mid-3%s to mid-4% range.  Looking forward, we continue to expect to underwrite new investments and remain hopeful that we will find the right opportunities that will add to our shareholder value over time.  At the same time, we expect to dispose of the remaining hotels that do not fit our strategy at reasonable prices.  Considering the recent range of our stock price and the resulting implied valuation, we continue to believe that the best use of our excess liquidity will likely be to repurchase our own shares, even if that means shrinking the size of the company in the short term.  It is for this reason, we increased the size of our share repurchase program from $300 million, of which we had purchased $54 million, to a new authorization of $500 million. As we said before, our repurchase activity will not be programmatic, but rather is likely to occur opportunistically and be share price dependent.

With that, I will turn the call over to Bryan.  Bryan, please go ahead.

Bryan Giglia:  Thank you, John and good morning, everyone. We ended 2019 with significant financial liquidity, including more than $680 million of total adjusted unrestricted cash and an undrawn $500 million revolving credit facility.  We have approximately $1.2 billion of consolidated debt and preferred securities outstanding and our current in-place debt has a weighted average term to maturity of approximately 4.1 years and a weighted average interest rate of 4.1%.  Our variable rate debt as a percentage of total debt stands at 23% and 44% of our debt is unsecured.

Now, turning to first quarter and full year 2020 guidance. A full reconciliation can be found in our supplemental and in our earnings release.  Our 2020 guidance does not assume any additional share repurchases, nor does it include the impact of any additional asset sales or acquisitions.  As John indicated earlier, other than what we have been able to identify to date, our guidance does not include any potential additional impact from the coronavirus, which could have a material impact on travel, hotel demand and profitability.  For the full year, we expect total portfolio RevPAR growth to range from down 1.5% to up

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1.5%.  We expect full year expense growth to increase 3% to 4%, driven by a 4% to 6% increase in wages and benefits, which make up 45% of our total cost. This expense growth is expected to result in a same-store margin decline of approximately 150 to 175 basis points.  Our full year 2020 adjusted EBITDA guidance ranges from $280 million to $305 million and our full year adjusted FFO per diluted share ranges from $0.95 to $1.05.  Our outlook for 2020 includes approximately $2 million of total revenue displacement and approximately $1 million of EBITDA displacement related to our planned 2020 capital investment projects.  In addition, our guidance includes approximately $2.4 million of additional expense related to a disputed ground rent increase at the Hilton Times Square, which is scheduled to increase starting May 2020.  For the first quarter, we expect total portfolio RevPAR to range from down 0.5% to up 1.5%.  We expect first quarter adjusted EBITDA to be between $54 million and $58 million and adjusted FFO per diluted share to be between $0.16 and $0.18.  Finally, this guidance reflects our existing 20-hotel portfolio and does not assume any additional hotel dispositions, nor does it reflect the incremental future earnings potential that would result from the deployment of our cash.

Now, turning to dividends, our Board of Directors has declared a $0.05 per common share dividend for the first quarter. Consistent with our practice in prior years, we expect to pay a regular quarterly cash dividend of $0.05 per share of common stock throughout 2020, to the extent that the regular quarterly common dividends do not satisfy our annual distribution requirements for 2020, we would expect to pay a catch-up dividend that would generally be equal to our remaining taxable income.  Our total cash dividends for 2019, including our fourth quarter catch-up dividend, equates to an annual dividend yield of approximately 5.5%. In addition to the common dividend, our Board has also approved the routine quarterly distributions for both outstanding series of preferred securities.

With that, I'd like to now open the call to questions. Derek, please go ahead.

Operator:  Thank you and ladies and gentlemen if you’d like to ask a question at this time, please signal by pressing Star 1 on your telephone keypad.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again that’s Star 1.  We'll take our first question from Lukas Hartwich with Green Street Advisors. Please go ahead

Lukas Hartwich:  Thanks. Fundamentals continue to be pretty weak. I'm just curious, you commented on hotel values, it sounds like there is still a robust bid out there. But are you seeing any impact to hotel values, given this tough backdrop for fundamentals?

John Arabia:  Good morning, Lukas. It's bifurcated into a couple of groups.  For those assets that are really high quality, high-end, iconic Long-Term Relevant Real Estate, there's still an incredibly strong bid for those assets.  If there is a value-add component or something interesting in terms of the ability to bring in new management or if the franchise is subject to change, then I think there is a pretty strong bid for that as well. For more commodity assets, I think it's a little bit more difficult.

Lukas Hartwich:  That's helpful. And then can you provide, you touched on this a little bit, the Wailea Beach Resort continues to ramp. In the past you've talked about the rate gap there. Can you remind us what it was prior to the renovation, what you expected and where it is today?

Bryan Giglia:  Good morning, Lukas, it's Bryan. When we acquired the hotel, and when we talked about the two comp sets, we're talking about the Wailea luxury set here. On a full year basis, the hotel, in 2014, was about $280 behind that set, ending 2019 we are at $180 behind that set. So, we took the ADR Index from 48% to about 70%.

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Lukas Hartwich:  Great, and then do you have a sense of what the EBITDA per key for that comp set is?

John Arabia:  No, not on an EBITDA per key basis, we would have RevPAR, but not EBITDA per key.

Lukas Hartwich:  OK, that's it for me. Thank you.

John Arabia:  Thanks, Lucas.

Operator:  Thank you, we'll next go to Smedes Rose with Citi. Please go ahead.

Smedes Rose:  Hi, thanks. I wanted to ask you just a little bit more about the Hilton Times Square. You mentioned that some property taxes increases are going to weigh on your full year margin expectations and it seems like that may be around $4 million or so of incremental taxes and then you have about $4 million of interest expense there.  I'm just looking at the EBITDA that came in for the year and the fact that that debt needs to be refinanced at the end of the year.  So I'm just wondering if you could maybe talk about some of the issues facing you there and what maybe your longer-term plans are.

Bryan Giglia:  Good morning, Smedes. The property tax did go up at that hotel. That's not part of the disputed amounts that we are talking about. I think if you look across the board, property tax in a lot of markets is an item where you continue to see pressure, especially late in the cycle.  And so, when you look at our fixed costs at many markets, Boston, Chicago, Orlando and New York, these are markets where we see significant property tax increases. For the Hilton Times Square specifically, what we have under dispute right now is about a $3 million increase to the ground rent expense, the lease has a reset that happens in mid-2020, the City of New York is our landlord.  They have noticed us that they believe that the ground value, which is how the rent is calculated, has increased.  We believe very strongly that it hasn't given the pressures that the market has been under.  We are going through the arbitration process now, which will take time, but unfortunately per the lease, we are forced to pay the higher amount during that arbitration period, and then, if we prevail, we would get a refund but we will have to absorb that amount, which I think is about 30 basis points on margins until we have a final decision.  When you look on a pro forma basis, those increases to the Hilton's costs, including the loan and the interest expense, the EBITDA being produced by that hotel is minimal, if any.  And so the maturity isn't until later this year, we will assess any options we have at that time and come up with what is the best course is for us.

Smedes Rose:  Okay, thanks. And then, John, I just wanted to ask you, I mean, you said that the buybacks will be opportunistic versus programmatic, but you also made commentary that suggests you think the stock is significantly below what the underlying asset value is.  So I'm just wondering why wouldn't you have a more kind of programmatic or aggressive repurchase program in place at these levels?

John Arabia:  Smedes, we're really not going to comment on how we're going to approach the share repurchase, but clearly it's something we're highly focused on and something that we think represents our best incremental investment, at least relative to any potential acquisitions.

Smedes Rose:  Okay, thank you.

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Operator:  Thank you.  We'll next go to Anthony Powell with Barclays. Please go ahead.

Anthony Powell:  Hello, guys. John, you mentioned that you saw better transient trends in December. Could you describe if that was business or leisure transient? And how those trends persisted, or have they persisted, into January and February here so far?

John Arabia:  Yes, we actually saw pretty good demand in both transient corporate and transient leisure in our portfolio in December and it was fairly broad-based.  While, Wailea just hit an absolute home run in the fourth quarter, what we saw as compared to what we saw in a couple of the quarters earlier than that in 2019, was a good portion of our hotels actually saw an uplift in what had been expectations that had been or revised down during the year.  So, overall we were fairly pleased. What we've seen recently, let's say, over the last six weeks is, we've actually seen a little bit of an uptick in our transient bookings.  We already have a good amount of group business on the books for March, but when we take a look at the first quarter, we've been pleasantly surprised that after a few months of transient weakness in terms of short-term bookings that we had mentioned on our last call, the past six weeks have actually been pretty good.

Anthony Powell:  Got it. So, with an uptick in transient bookings and group pace of up 4%, how does that foot with the RevPAR guidance of negative 1.5% to plus 1.5%?

John Arabia:  That was just one of the many inputs when we look through each one of our hotels, it's one of the inputs, so I don't know what I can add to that.

Bryan Giglia:  Anthony, if you look at our view on a quarterly basis, the weakest quarter is expected to be the fourth quarter this year.  Certain markets, especially with the election, DC is expected to be softer and during November a pull back in business transient around the election is expected. And so that's in our budgets and in our forecasts, which if that proves to be otherwise, then maybe you get a little bit more pickup in the fourth quarter.

Anthony Powell:  Got it. Understood. And just broadly, have you started to talk with the brands about how to address this profitability issue that the owners are facing across the country? It seems like with RevPAR growth of 1% and cost of 4% it's not going to really work for either the owners or the brand in terms of getting incentive fee growth. Has there been talks about fees, or brand standard changes or other ways to improve profitability at the hotel level?

John Arabia:  It's a constant communication between our operating partners and ourselves. But the simple fact of the matter is look, if the cost of labor is going up and it has become more difficult to find folks to work at the hotels, obviously, that is a cost pressure that it's just difficult to deal with. I think it's premature, and I might be in the minority on this, but I think it is premature to start saying that we would have significant cutbacks in terms of overall service levels, particularly with the quality of the portfolio we have.  I just think that that's a wrong long-term decision to make. Obviously, if we saw a material decline in terms of occupancy and rates, then everything is on the table, but I think that's probably premature at this point to move into in a material way.

Anthony Powell:  Great. Thank you.

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Operator:  Thank you. We'll next go to Bill Crow with Raymond James.

Bill Crow:  Good morning. Thanks guys. As you look out in the next three or four months, is there anything out there in the citywide schedule in markets like San Francisco, San Diego, DC, you highlighted earlier that, that because of the nature of the events may have more sensitivity to the coronavirus or inbound international travel that are at risk here that are going to make the headlines that we have to worry about?

John Arabia:  Yes, there is always some level of concern with a great unknown like this Bill and when we take a look at those markets that have the largest amount of inbound Chinese travel, those being San Francisco, LA, New York, we are talking with our operators trying to assess risk. And I think the potential risk could show up in a couple of different ways.  On a direct path, could we see a decline in Chinese travel? Sure, that for us represents about 50 basis points of our total revenues.  So it's a very, very small number. When you take a look at the groups, I think you'd see it manifest itself as we have seen it already in terms of potential group cancellations, which we've seen a couple of small ones or delegations from China, et cetera, China-Asia, et cetera, not coming. So that will either force a cancellation or more likely a higher level of attrition on certain groups.  So, what we have been doing over the past week or two is working with all of our hotels and our operating partners to make sure that we are doing as good a job as we can in a very, very cloudy environment, so to speak, to make sure that we're managing our attrition to those groups and our scrub, so to speak, well enough to make sure that we're opening up transient channels just to make sure we can maximize the occupancy that we can. So, it is a very, very fluid situation.  Thus far, I would say that the impact is pretty modest, but given what we've seen in other parts of the world, there is obviously more concerning scenarios that one could paint, although we don't see any evidence of that now.

Bill Crow:  Okay. I always like to talk big picture with you, John. I appreciate your thoughts. If you were convinced that RevPAR growth was going to be in this kind of plus or minus 1% range, for say the next three or four or five years, what would you do differently?

John Arabia:  So, let's take that scenario, which I do not believe to be the case, let me just put that upfront, but it's a scenario or hypothetical, you’re painting.  So if RevPAR growth was let's say 0% to 1% from most portfolios over a prolonged period of time, my gut tells me that expense growth will continue to outpace that, that the economy will stay in this type of picture, that asset values will remain a bit elevated, it will be an awful environment in which to be a capital allocator.  If that happens, I think what you'll see is a drain on earnings and a difficult environment in which to capital allocate.  That would be a tough go, Bill.

Bill Crow:  Yes. And then one final one from me, you talked about potentially shrinking the company, which I understand, but at what point does the dividend come into consideration? I don't mean the nickel a quarter, I just mean the total and maybe some reluctance to see a big change in the fourth quarter dividend?

John Arabia:  Yes, one of the things I love about our dividend strategy is we pay out a 100% of our taxable income or roughly a 100% of our taxable income.  Obviously our nickel per quarter, the routine dividend, is very safe as one would expect, particularly with our fortress balance sheet. We have paid out over the past couple of years a lot of gains on sale, which has positively impacted our dividends.  So, I would have to take that into consideration, but our expectation would be that we will just continue on that path of paying out 100% of taxable income and we think that works with us.

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Bill Crow:  Okay. Thanks, John.

John Arabia:  Thanks, Bill.

Operator:  Thank you. We'll next go to Patrick Scholes with SunTrust. Please go ahead.

Patrick Scholes:  Hi, good afternoon. John, question for you. Yesterday, there was an article in the Wall Street Journal discussing rising foreclosures and defaults in the New York City hotel market. When does Sunstone step in to take advantage of something like that? How are you thinking about the timing on that type of scenario? Thank you.

John Arabia:  We clearly have the ability as Bryan just mentioned, we have our own hotel to work through currently. We will be happy looking at distressed situations and potentially taking advantage of those, but the timing on New York, I think we're probably a little early there.

Patrick Scholes:  Okay, that's it. Thanks, John

John Arabia:  Thank you.

Operator:  Thank you. We'll next go to Chris Woronka with Deutsche Bank.

Chris Woronka:  Good morning, guys. Wanted to ask on your full year guidance, how much is from an uplift in non-room revenues? How do you underwrite that and is there another pretty good uplift embedded in guidance for the year or do you assume something pretty modest?

Bryan Giglia:  Good morning, Chris. Our expectation right now is that non-room revenue will increase between 2% and 4% this year, some of that is driven by some fees that went into place last year that haven't fully anniversaried yet and so, while on the food and beverage side, we definitely see that moderating and on the banquet food and beverage side, we see that moderating from where we've had the last couple of years, but we have some of these other fees that are still ramping up.

Chris Woronka:  Okay, that's helpful. And then on the share repurchase, I think you mentioned in the release, was done at $12.66 which was really good timing on your part.  Did you stop that because it was an earnings blackout period that came into effect or you just decided to stop at a certain level?

John Arabia:  That was done in conjunction with our 10b5-1 program and so that we had set our parameters before we went into a blackout period and so that was done automatically, so to speak. And we hit a pre-described level and amount. So that window typically opens back up to where we have more direct control on that, it opens up a couple of days after our earnings.

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Chris Woronka:  Okay, great. And just on Wailea, you gave out the ADR Index. If you get to where you want to get to, which is I guess is 100% or better of the market, should we assume that that's going to pretty much flow straight through to the bottom line or is there any kind of step function in terms of incentive fees or other expenses that would come into play there?

John Arabia:  Well one can always dream, I really do not think that that hotel will ever get to 100% of index in what is an incredible comp set, including the Four Seasons and what our friends over at Host own at the Andaz and the Fairmont.  Financial success to us was closing that gap a bit and we have massively outperformed that.  So, I think there is a little bit of a RevPAR index gain that Bryan had mentioned but we will not get to that 100% point.  At one point, this hotel versus the Kaanapli set was probably in the 80% to 80% plus percent index range and we've gotten the hotel up to about 120% index versus that comp set, which we think is reasonable considering our location and the amenities that we now provide.

Chris Woronka:  Okay, very good, thanks guys.

John Arabia:  Thanks, Chris

Operator:  Thank you. Our next question comes from Rich Hightower with Evercore. Please go ahead.

Rich Hightower:  Good morning, guys. John and Bryan, I'm asking that's only because the 10-K just hit as I was thinking of a question to ask, but can you walk us through the impairment charge at the Renaissance Harborplace and square that against the renovation expense plan for this year, really quickly?

Bryan Giglia:  Good morning, Rich. The renovation at Harborplace was completed last year and that was a cyclical rooms renovation, that had been scheduled for some time. When it comes to impairments, GAAP requires us on a quarterly basis to look for indicators of impairment, which could be declining market conditions, there could be declining occupancy rates or something specific to the hotel.  On a normal basis, we will have a handful of hotels that might have an indicator of impairment from time to time.  The next step after you've identified those indicators of impairment is you look at the undiscounted cash flow of the hotel over your expectation of the hold period is. And typically, since we're an infinite life vehicle, we look at the 10-year hold and then you look at the undiscounted cash flows over that time period and then the terminal value of the hotel after that, which usually doesn't lead to any sort of impairment unless the hotel has had significant declines.  What we did and what led to the $24 million impairment on this hotel is, if this hotel is not deemed to be a long-term relevant hotel, we do now shorten the whole period for that hotel which resulted in a lower total cash flow than what our book value was, and that led to the impairment.

Rich Hightower:  Okay. And the impairment charge is against the improved asset value and post renovation specifically?

Bryan Giglia:  Correct. It's compared to the net book value, which would be the gross value less depreciation.

Rich Hightower:  Okay, that's fine. My other question, just on the topic of expenses again. Can you guys translate the margin decline guidance into sort of same-store expense growth expected for 2020? And then maybe break that down across the major categories that you mentioned, labor, property taxes, et cetera, just so we can look at it that way as well?

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Bryan Giglia:  So, if you look at what we said in the prepared remarks, was that the expectation of total expenses was going to increase, call it 3% to 4%.  If you look at the different pieces of that, so let's take labor, salaries and wages first. That's going to be roughly 45% of our total costs. If those are increasing 4% to 6% and then everything else from the hotel side of things are much less, closer to inflationary growth, even some items like group commissions might be down a little bit.  The other expenses though, and really it's the fixed expenses, those are seeing larger increases this year.  Real estate and property tax continue to see significant growth in major markets like Boston, Chicago, New Orleans, all of which had major increases to property owners this year. Ground rent at Hilton Times Square, while it's under appeal, is also negatively impacting that.  And then, insurance, as you recall, the property insurance rates went up significantly last year.  Our policy starts in July, so that has a half year of impact. So, the other half of the expenses are increasing 3% to 4%, or maybe 2.5% to 3.5%, that's going to give you a combined increase of 3% to 4% for total hotel expenses.

Rich Hightower:  Got it, okay. Thanks for the color there.

Operator:  Thank you. We'll next go to David Katz with Jefferies. Please go ahead.

David Katz:  Hi, good afternoon, everyone, or good morning. I wanted to go back to the share repurchase aspect of it. And without getting to specifics about execution, I wanted to just revisit the philosophy behind it.  Should we take some meaning and the expectation that you just have more capital than you can have a sort of viable use for otherwise, and this is sort of the default avenue or is this something that could be an ongoing aspect of the capital structure or capital utilization going forward?

John Arabia:  Yes, I think it's really more of the latter, David. That share repurchase is a capital allocation tool made available to public companies that can arbitrage between public and private both ways. So, I think we have always said, it's not a signaling tool. We don't use it to signal the market, our shares are cheap.  We use it as a capital allocation tool and as we continue to look out in the environment and see asking prices that are difficult to justify, we do know that, while not every single one of our hotels within our portfolio is Long-Term Relevant Real Estate, when you take a look at the bulk of our value anchored by properties like Wailea, like Embarcadero, like Long Wharf, keep going.  Most of our value is in those hotels and an easy way for us to buy more Long-Term Relevant Real Estate is simply to buy back our own stock.  We know the assets incredibly well, really no transaction cost of any materiality to be discussed, there is no transfer taxes, etcetera, etcetera.  And there is some amount of scale that we can execute that investment on behalf of our existing shareholders.  So, I don't think it is something that's on the table all the time because I'm hopeful that at some point, we get back to a point of trading at a premium to NAV and can grow this company in a beneficial way. But to the extent that we have to play the cards that were dealt to us now and in trading at a discount to NAV.  Now, when I take a look at one of our clear advantages and that is our balance sheet, we have the ability to execute on that. So we've been as forthright, I think as possible, in saying that, that remains our most attractive investment alternative.

David Katz:  Perfect. And if I can just ask one quick follow-up, I know that we are, we are always trying to measure the stack on your collective desks of deal opportunities that you think are viable. My question is, is this stack getting progressively shorter or is it choppy, how would you characterize that stack of viable opportunities to consider?

John Arabia:  A couple of things that we're working on right now. Couple of things that we bid on in the last kind of month or two. We have our fingers on a couple of things that we think might eventually come to market, that we're hopeful will, or that we're trying to do direct with somebody. So it's sporadic.  But you know, there has been some volume.  We tend to go after

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fairly chunky assets.  It's probably pretty rare that we look at an asset that is $30 million, $40 million, $50 million, not to say it couldn't be done, but a lot of the assets we look at are $200 million, $300 million, $600 million. So it's chunky

David Katz:  Chunky. Perfect, thank you very much.

John Arabia:  Chunky, probably not a good financial term, but I'll use it.

Operator:  Thank you. We'll next go to Amanda Sweitzer with Baird.

Amanda Sweitzer:  Thanks. Good morning, guys. I was hoping you could address just your lower projected CAPEX spending. I mean, your 2019 spending came in meaningfully below your initial guidance and then 2020 is also lower than what we were expecting as well. Are you kind of systematically reducing CAPEX spending due to where you see fundamentals or is there something else that's driving that trend?

John Arabia:  One reason that the number went down because we sold the Courtyard LAX, which was slated for a pretty significant renovation.  And the other, we decided to postpone the renovation on the rooms for the Embassy Suites Chicago, that will eventually be done, but we just pushed it out a bit.  And then just the way that the calendar rolls with the overall portfolio, the overall portfolio is in really good shape. There'll be a couple other renovations that happen in 2021, 2022, 2023 but that's normal course of business. I wouldn't say that there is anything specific in terms of delaying renovations.  We believe strongly that delaying renovations, just to try and save capital is a bad business decision. It has to start off with, what does the hotel need, and how can the hotel best position itself and clearly, our balance sheet allows us to make those investments when we think it's the right time.

Amanda Sweitzer:  That's helpful. That's it for me. Thanks, guys.

John Arabia:  Thanks, Amanda.

Operator:  Thank you. And we do have a follow-up question from Bill Crow with Raymond James.

Bill Crow:  Yes. Thanks, John. Just a couple of the points here. The strength in December, some of that's been attributed to the change in the calendar, is there anything to that or was this real legitimate strength that you saw?

John Arabia:  Yes. I mean, well, hopefully, we saw the changes in the calendar happening and while sometimes that throws us for a little bit of loop, I think we had that covered. It just happened to be stronger booking short term in overall transient business and again, including places like Wailea.  So overall, it was a little bit more broad based. But when I say that, let's keep in mind that this is one month and I wouldn't necessarily say one month sets a new trend or a new direction in trend, just like the couple of months before that, that we were a little bit weaker than anticipated. I wouldn't say that that was the case either.

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Bill Crow:  And then same sort of question, but both you and Hilton pointed to an uptick in demand over the last few weeks in transient demand looking forward. Again, is that seasonal, is it above and beyond what you would see in a seasonal recovery? Can you categorize it at all?

John Arabia:  Yes. It's adjusted for seasonality. So we're just taking a look at the total number of overall transient reservations made on an individual week basis and then on a rolling six-week basis. And we've seen a little bit of an uptick. I think a couple of quarters ago, I had mentioned that we saw a little bit of weakness that we were continuing to monitor and just recently, despite all the concerns in the world about various things, the past six weeks have actually been pretty good.

Bill Crow:  Right. That's terrific. Thanks.

John Arabia:  Thanks, Bill.

Operator:  Thank you. We also have a follow-up question from Anthony Powell with Barclays.

Anthony Powell:  Hi, just one more for me in Portland. Did you consider maybe switching to a different brand besides Marriott in Portland to a W or some other kind of more lifestyle brand as you renovate that hotel?

John Arabia:  Yes, that's probably a thought for a little later on. We have a couple of years left in the franchise agreement there. And so that's an opportunity for us in the future to consider some of those options.

Anthony Powell:  Okay, great. Thank you.

John Arabia:  Thank you, Anthony.

Operator:  Thank you. And gentlemen, we have no further questions in the queue at this time, I'd like to turn the conference back over to John Arabia for any additional or closing remarks.

John Arabia:  Hey, thanks everybody for your interest. We are around today if there are any follow-up questions, and if not, we will be seeing many of you at several of the upcoming conferences. Have a great day.

Operator:  Thank you. And again, that does conclude today's call. We do thank you for your participation. You may now disconnect.

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